                                                                    Exhibit 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

XO COMMUNICATIONS ANNOUNCES IT EXPECTS STOCK WILL BEGIN TRADING ON THE NASD OVER THE COUNTER BULLETIN BOARD ON MONDAY DECEMBER 17, 2001

Reston, VA. - (December 13, 2001) -- XO Communications, Inc. today announced that is has requested to voluntarily delist its stock from the NASDAQ National Market and currently expects that it will begin trading on the NASD Over the Counter Bulletin Board on Monday, December 17 under the symbol (OTCBB:XOXO).

Trading of XO stock on the NASDAQ National Market was halted by NASDAQ on November 29th following XO's announcement that its board had approved a preliminary agreement with Forstmann Little and Telefonos de Mexico S.A. de C.V. in which each company would invest $400 million or a total of $800 million in exchange for new equity in XO. As described in that announcement and XO's filings with the Securities and Exchange Commission, the investment is conditioned upon XO successfully completing a restructuring of its existing balance sheet and receipt of regulatory approvals.


                                      # # #


     The statements contained in this release that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations of XO and the expectations regarding the outcome of the investment and restructuring transactions described in this release. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, risks associated with the company's ability to negotiate definitive agreements and complete the transactions described in this release and those risks and uncertainties described from time to time in the reports filed by XO Communications with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.


     XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Contact: Todd Wolfenbarger/ Media

         703-547-2011

         Lisa Miles/ Investor

         703-547-2440